Exhibit (h)(3)(a)

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of [                    ], 2008, among Gabelli Funds, LLC (the “Adviser”), a New York limited liability company, and The 787 Fund, Inc., a Maryland corporation (the “Company”), on behalf of The Enterprise Mergers and Acquisitions Fund (the “Fund”).

WHEREAS, the Company is a Maryland corporation organized under Articles of Incorporation (“Articles”), and is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management company of the series type, in which the Fund is a series of the Company;

WHEREAS, the Company and the Adviser have entered into an Investment Advisory Agreement dated [                    ], 2008 (“Advisory Agreement”), pursuant to which the Adviser provides investment management and administrative services to the Fund, for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would normally be subject in order to maintain the Fund’s expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for the Fund in Schedule A hereto.

NOW, THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to organizational costs and investment management fees of the Adviser (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of the Fund’s business) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

1.2 Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund.

1.3 Method of Computation. To determine the Adviser’s liability, with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of the Fund exceed the Maximum Annual Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. Reimbursement of Fee Waivers and Expense Reimbursements.

2.1 Reimbursement. If in any year in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of the Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Adviser, and all other payments remitted by the Adviser to the Fund pursuant to the Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Fund to the Adviser pursuant to Section 2.2 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2 Method of Computation. To determine the Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Maximum Annual Operating Expense Limit of the Fund, the Fund, shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of the Fund to an amount no greater than the Maximum Annual Operating Expense Limit of the Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of the Fund are below the Maximum Annual Operating Expense Limit, a liability will be accrued daily for these amounts.

2.3 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

2.4 Limitation of Liability. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Fund, nor any of the Company’s directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3. Term and Termination of Agreement.

This Agreement shall become effective as of the date of the Advisory Agreement and shall continue in effect for a period of two years and thereafter from year to year provided such continuance is specifically approved by both a majority of the Directors of the Company who (i) are not “interested persons” of the Company or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Directors”). This Agreement shall terminate automatically upon the termination of the Advisory Agreement.

4. Miscellaneous.

4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2 Interpretation. Nothing herein contained shall be deemed to require the Company or the Fund to take any action contrary to the Company’s Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Company or the Fund.

4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement or the 1940 Act.

4.4 Expense Limitation With Respect to the Calculation of Net Asset Value. For the initial term of this Agreement, the Adviser agrees to provide, at no cost to the Fund, the calculation of the Fund’s net asset value.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

THE ENTERPRISE MERGERS AND ACQUISITIONS FUND, on behalf of THE 787 FUND, INC.

By:
Name:
Title:

GABELLI FUNDS, LLC

By:
Name:
Title:

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund of The 787 Fund, Inc. (the “Company”):

Name of Fund	Maximum Annual Operating Expense Limit
	All Classes	(including amounts payable pursuant to Rule 12b-1)
		Class A	Class B	Class C	Class Y
The Enterprise Mergers and Acquisition Fund	1.45%	1.90%	2.45%	2.45%	1.45%